Exhibit 23.1

[RubinBrown letterhead]

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of FutureFuel Corp. of our reports dated March 15, 2010, relating to the consolidated financial statements of FutureFuel Corp. and subsidiaries and the effectiveness of internal control over financial reporting of FutureFuel Corp. and subsidiaries, which appear in FutureFuel Corp.’s Annual Report on Form 10-K for the year ended December 31, 2009.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RubinBrown LLP

St. Louis, Missouri

February 10, 2011